NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9500

FOR IMMEDIATE RELEASE
TUESDAY, DEC. 6, 2005

GROUP 1 AUTOMOTIVE ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

HOUSTON, Dec. 6, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced that Senior Vice President, Chief Financial Officer and Treasurer, Robert T. Ray, will be leaving the company effective Dec. 15, 2005, in order to pursue other interests. Ray joined Group 1 in May 2004. The company plans to announce Ray’s replacement within the next week.

“Robert has made many significant contributions during his tenure with the company,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We would like to thank Robert for his outstanding leadership and wish him the best in his future endeavors.”

About Group 1 Automotive, Inc.
Group 1 owns 94 automotive dealerships comprised of 142 franchises, 32 brands and 30 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.